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                                                                   Exhibit 10.27




                                                   Leiden, January 24, 2002



Dear Mr. Helgert van Raamt,

Further to our recent discussions regarding the termination of your employment agreement and your resignation as managing director please find below the details of our proposal.

Your employment agreement will be terminated by mutual consent per 1 May 2002. As from today you will be released from the obligation to perform work and you will enjoy leave of absence till the aforementioned date.

You will resign as managing director from the company per the date of today.

Upon your request we are willing to co-operate with a so-called pro forma rescission procedure. The object of these proceedings is to safeguard your entitlement to unemployment benefits insofar as possible, procuring that from the date of termination you are entitled to unemployment benefits. Your employment agreement will be formally terminated per 1 May 2002 by means of a petition to this end to be filed with the competent district court.

As a part of this procedure you will restrict yourself to a more or less pro forma defence. You will waive your rights to a hearing so that the procedure can be dealt with in writing. Should the court - for whatever reason - grant a higher or lower compensation, the parties will restrict themselves to the arrangements made between them.

The costs of the required legal assistance made in the above proceedings will be compensated to you to a maximum amount of NLG 1,500. - exclusive of VAT, such upon submission of a specified invoice.

Upon termination you will be paid a gross lump sum compensation equal to 6 months gross salary including the below mentioned emoluments of NLG 234.873,00 This amount is calculated in accordance with the cantonal formula
("kantonrechtersformule").

By calculating the lump sum the following amounts are added to your gross salary: monthly car lease allowance (3xNLG 3.426); monthly pension contribution (6xNLG 1.788,50) and monthly phone allowance (6xNLG 500) Still to be added 50% contribution of health care insurance over same period.

The loan granted to you of $ 100.000 will be set off against the nett lump sum payment made to you.

Payment of your salary (and fringe benefits) will continue in the customary manner until the date of termination of the

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                                                     2
                                                     Leiden, January 24, 2002


employment agreement. In the final payment per 1 May 2002 accrued, untaken holidays and pro rata holiday allowance will be paid. However in the case whereby you would elect to be paid the remaining salary due for these three months now we could do so, in which case you will be paid a gross amount of NLG 112.297,50.

The remaining bonus amount over FY2001 not yet paid, will be paid to you and we have an agreement for a final payment of gross NLG 49.000, or $20.000. Over 2002 you will be paid a bonus in the amount of gross NLG 140.576 being the equivalent of 40% of your gross salary, over 10 months of FY 2002.

As far as your stock options are concerned, the conditions under the stock option agreement apply in the normal manner. This means that you can exercise your option rights that have vested till 1 May 2002 during a period of three months since the termination of your employment (1 May 2002).

All post-contractual obligations regarding secrecy remain in force.

Upon request you will be provided with a positive letter of recommendation and furnished with good references.

Before the termination date you will return all documents and company belongings with the exception of your cellular Nokia phone, laptop IBM and HP office jet printer, that were made available to you in the framework of your position. The company car will be made available to you until end of lease contract, i.e. August 15, 2002, upon which date you will return the car to us. Variable operational costs such as petrol are for your account, after May 1st, 2002.

Aspect Medical Systems and you shall refrain from making any such negative comments about each other to third parties as may harm their mutual justified interests. Parties shall observe confidentiality regarding the contents of this agreement.

You will be granted discharge for your acts and conduct as statutory director.

Parties agree that with exception of the above obligations, no further obligations, present, past or future, shall ensue for either party from the employment agreement or directorship. Parties shall fully and finally discharge each other.

You are requested to kindly sign a copy of this proposal for approval.



Yours sincerely,

/s/ Boudewijn L.P.M. Bollen
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Boudewijn L.P.M. Bollen                          For approval:
President International
Aspect Medical Systems                           /s/ Helgert Van Raamt
                                                 -------------------------------
                                                 Mr. Helgert van Raamt